Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Century Casinos, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of Century Casinos, Inc, on Forms S-3 (File No. 333-239723 and File No. 333-218282) and Forms S-8 (File No. 333-216669 and File No. 333-132510).

/s/ GRANT THORNTON LLP

Southfield, Michigan
March 11, 2021